Exhibit 99.1

Press Release

National MENTOR Holdings, Inc. Announces
First Quarter 2007 Results

BOSTON, Massachusetts, February 14, 2007 — National MENTOR Holdings, Inc. (the “Company”) today announced its financial results for the first quarter ended December 31, 2006.

On June 29, 2006, management and Vestar Capital Partners V, L.P. acquired the Company (the “Merger”).  The Merger was accounted for as a purchase under SFAS 141, Business Combinations.  The term “successor” refers to the Company following the acquisition and related transactions on June 29, 2006, and the term “predecessor” refers to the Company prior to these transactions.

Revenues for the first quarter ended December 31, 2006 were $220.3 million, an increase of $36.0 million, or 19.5%, compared to revenues for the first quarter ended December 31, 2005.  Approximately $23.8 million of the revenue increase was related to several acquisitions that closed during fiscal 2006 and the first quarter of fiscal 2007.  Excluding the revenue growth from these acquisitions, revenues increased $12.2 million, or 6.6%.  This increase was primarily due to growth in census across the Company’s service lines.

Income from operations for the first quarter ended December 31, 2006 was $13.0 million, a decrease of $0.9 million compared to income from operations for the first quarter ended December 31, 2005.  The decrease was primarily due to a $6.9 million increase in depreciation and amortization as a result of the increase in fair value of fixed assets and intangible assets recorded in connection with the Merger.

Net income for the first quarter ended December 31, 2006 was $0.1 million compared to net income of $4.0 million for the first quarter ended December 31, 2005.  The decrease in net income is primarily due to the decrease in income from operations mentioned above, as well as, an increase in interest expense of $5.7 million in the first quarter of fiscal 2007.  The increase in interest expense resulted from an increase in debt and higher weighted average interest rate under the new credit facility and senior subordinated notes issued in June 2006.

Adjusted EBITDA for the first quarter ended December 31, 2006 was $25.4 million, an increase of $6.0 million, or 30.9%, over Adjusted EBITDA for the first quarter ended December 31, 2005.

National MENTOR Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families, and persons with acquired brain injuries.  The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 35 states.

This press release includes presentations of Adjusted EBITDA because it is the basis upon which management assesses financial performance.  Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.  A reconciliation of net income to Adjusted EBITDA is presented in the table below.  Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States (“GAAP”).  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.  For details on the Adjusted EBITDA calculation, see the table on the following page.

From time to time, we may make forward-looking statements in our public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding Forward-Looking Statements and Risk Factors included in our filings with the Securities and Exchange Commission.

Selected Financial Highlights

($ in thousands)

(Unaudited)

	Three months ended
Statements of Operations:	December 31, 2006 (Successor)	December 31, 2005 (Predecessor)
Net revenues	$220,313	$184,341
Cost of revenues	166,089	139,114
Gross profit	54,224	45,227
General and administrative expenses	28,874	25,918
Depreciation and amortization	12,318	5,446
Income from operations	13,032	13,863
Management fee of related party	(224)	(63)
Other income (expense), net	15	(4)
Interest income.	231	234
Interest expense	(12,846)	(7,110)
Income before provision for income taxes	208	6,920
Provision for income taxes	63	2,907
Net income	$145	$4,013

	Three months ended
Additional financial data:	December 31, 2006 (Successor)	December 31, 2005 (Predecessor)
Program rent expense(1)	$5,154	$3,938
Adjusted EBITDA(2)	$25,435	$19,395

Reconciliation of Non-GAAP Financial Measures

($ in thousands)
(Unaudited)

	Three months ended
Reconciliation from Net Income to Adjusted EBITDA:	December 31, 2006 (Successor)	December 31, 2005 (Predecessor)
Net income	$145	$4,013
Provision for income taxes	63	2,907
Interest income	(231)	(234)
Interest expense	12,846	7,110
Depreciation and amortization	12,318	5,446
Management fee of related party(3)	224	63
Loss on disposal of property and equipment	70	12
Stock-based compensation(4)	—	78
Adjusted EBITDA(2)	$25,435	$19,395

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

Balance Sheet Data (at end of period):	December 31, 2006 (Successor)	September 30, 2006 (Successor)
	(Unaudited)
Cash and cash equivalents	$10,687	$29,015
Working capital(5)	44,081	55,423
Total assets	995,828	1,000,665
Total debt	519,428	520,365
Shareholders’ equity	$249,261	$248,868

Other Financial Data (Unaudited):	December 31, 2006 (Successor)	December 31, 2005 (Predecessor)
Cash flows provided by (used in):
Operating activities	$8,584	$8,850
Investing activities	(25,159)	(2,987)
Financing activities	(1,753)	(8,853)

Purchases of property and equipment	$2,733	$2,945
Cash paid for acquisitions, net of cash received	$22,556	$350

(1)                                  Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.

(2)                                  Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization and certain non-operating and one-time expenses.

(3)                                  Represents management fees paid to Vestar for the three months ended December 31, 2006, and to Madison Dearborn for the three months ended December 31, 2005.

(4)                                  Represent non-cash stock based compensation.

(5)                                  Working capital is calculated by subtracting current liabilities from current assets.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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